Exhibit 10.25

Dear Dr. Phillips

This letter is a follow up to our previous discussion about the Scientific Advisory Board for Entest BioMedical, Inc..

The function of the Scientific Advisory Board is to review research directions that Entest may undertake, determining those projects which may lead to future developments/advancements in such fields including but not limited to immune-therapeutic cancer vaccines for veterinary applications. Other areas may be pursued as well, with advice from this advisory board.

As a member of Entest Biomedical’s Scientific Advisory Board, you will receive 10,000 shares of Entest Biomedical Inc. Common Stock as consideration for participating. The duration of this agreement is 24 months from the date of execution. This agreement allows for the advisor to consult freely and serve on other boards without any constraint as long as company material is held confidentially.

It is anticipated that members of the Scientific Advisory Board will potentially serve as primary research consultants to the Company as such projects are undertaken. Compensation for such projects will be negotiated separately on a case-by-case basis between the Company and the researcher.

Thank You for your consideration

/s/ David R. Koos

David R. Koos

Chairman and CEO

P.S.: Please sign this letter in your acceptance and fax back to me at 619-330-2328. Any usage of your name in any press releases will be submitted to you for review and comment before being released to the public.

/s/ Brenda Phillips, DVM

(date: 1/6/2011)